Porter and Company Certified Public Accountant
            3585 Maple Street, Suite 244 o Ventura, California 93003
                      Tel: (805) 650-5090 o (800) 304-6700
                               Fax: (805) 650-0511
                        Website: www.porterandcompany.com
                        E-mail: info@porterandcompany.com


April 18, 2001



Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549


RE:      Capital Development Group, Inc.


Ladies and Gentlemen:

We were previously the independent accountants for the Company and on March 19, 2000, we reported the financial statements of the Company for the years ended December 31, 1999 and 1998. On May 15, 2000, we withdrew as the independent accountants of the Company.

We have read the Company's statements included under Item 4 of its Form 8-K dated April 18, 2001, and we agree with such statements.


Sincerely,

GARY A. PORTER
Gary A. Porter, CPA